NETWORK-1 TECHNOLOGIES, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190719

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated October 1, 2014)

This is a prospectus supplement to our prospectus dated October 1, 2014 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 4,329,186 shares of our common stock, including shares issuable upon exercise of outstanding warrants.  On October 9, 2014, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” beginning on page 8 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is October 9, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       October 8, 2014

Network-1 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 912, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01       Changes in Registrant's Certifying Accountant.

(a)   Resignation of Radin Glass & Co., LLP.  The Audit Committee of Network-1 Technologies, Inc. (the “Company”) recently completed a competitive process to determine which audit firm would serve as the Company's independent registered public accounting firm for the year ended December 31, 2014. On October 8, 2014, the Audit Committee accepted the resignation of Radin Glass & Co., LLP (“Radin Glass”) as the Company's independent registered public accounting firm effective immediately.  As previously disclosed, in June 2014, Radin Glass had advised the Company that it would not be able to conduct an audit of the Company for the year ending December 31, 2014 as three of its partners and all other employees were joining another accounting firm which does not conduct audits of public companies pursuant to its policies.

The reports of Radin Glass on the Company's consolidated financial statements as of and for the years ended December 31, 2013 and December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2013 and December 31, 2012, and the subsequent interim period through October 8, 2014, there were no (a) disagreements with Radin Glass on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Radin Glass's satisfaction, would have caused Radin Glass to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided Radin Glass with a copy of the disclosures it is making in this Current Report on Form 8-K and requested from Radin Glass a letter addressed to the Securities and Exchange Commission indicating whether it agrees with such disclosures. A copy of Radin Glass's letter to the Securities and Exchange Commission, dated October 9, 2014, is attached as Exhibit 16.1.

(b)   Engagement of Friedman LLP.  Contemporaneous with Radin Glass’s resignation, the Audit Committee engaged Friedman LLP as the Company's independent registered public accounting firm for the years ended December 31, 2014 and December 31, 2015, also effective immediately.

During the years ended December 31, 2013 and December 31, 2012 and the subsequent interim periods through October 8, 2014, the Company did not consult with Friedman LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibit:

	16.1	Letter of Radin Glass & Co, LLP, dated October 8, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 TECHNOLOGIES, INC.

Dated: October 9, 2014	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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EXHIBIT 16.1

October 9, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K, dated October 9, 2014, of Network-1 Technologies, Inc. and have the following comments:

1. We agree with the statements made in the first four paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the final two paragraphs.

Yours truly,

/s/ Radin Glass & Co., LLP
Radin Glass & Co., LLP